Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated August 14, 2026 relating to the Class A Common Stock, par value $0.01, of MALIBU BOATS, INC. shall be filed on behalf of the undersigned.

TWIN LIONS MANAGEMENT LLC By: /s/ Timothy Abbott
Name: Timothy Abbott
Title: Managing Member

TIMOTHY ABBOTT By: /s/ Timothy Abbott